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                                                                   EXHIBIT 10.33


                     SUMMARY OF PERFORMANCE MEASURES FOR THE
              BURLINGTON RESOURCES INC. INCENTIVE COMPENSATION PLAN

         The Burlington Resources Inc. Incentive Compensation Plan (the "Bonus Plan") is the program by which executives and key employees can earn additional compensation based on individual, division and Company performance relative to certain annual objectives. In evaluating the Company's 2005 performance for purposes of the Bonus Plan, the Compensation Committee of the Board of Directors (the "Committee") will consider a combination of operating and financial objectives, including return on capital employed, growth in appraised net worth per share (calculated on a price normalized basis), unit cash costs, change in production per share and reserve replacement costs. Return on capital employed will be evaluated in light of the Company's performance relative to its self-constructed peer group and that amount may be modified based on commodity prices. These measures will be specifically weighted and are considered to be critical to the Company's fundamental goal of building shareholder value. In addition, the Committee has the discretion to modify the result of these measures based upon the Company's relative total shareholder return as compared to its self-constructed peer group and the Company's environmental health and safety performance.